Exhibit 10.11

October 20, 2003

Dear Steve,

This letter sets forth the substance of the separation agreement (the “Agreement”) which Chordiant Software, Inc. (the “Company”) is offering to assist you in an employment transition following your termination from the Company.

1. SEPARATION. Your last day at work with the Company will be November 14, 2003 (the “Termination Date”). In consideration of the benefits provided under this Agreement, you agree to a) assist in a transition of your duties to the incoming financial officer and b) perform the duties as Chief Accounting Officer in reviewing, certifying/signing and timely filing of the Company’s 10Q (and any related filings) for the Q3 2003 period.

2. ACCRUED SALARY AND PAID TIME OFF. On the Termination Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned (if any) through the Termination Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. SEVERANCE BENEFITS. Although the Company has no policy or procedure for providing severance benefits and subject to the terms of this Agreement, the Company will provide you with the following severance benefits:

a) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. If you elect continued health coverage under COBRA, the Company, as part of this Agreement, will reimburse you for your COBRA premiums (documented expenses submitted to the Company’s Payroll department on a monthly basis) for a period up to twelve (12) months from the Termination Date. If you become eligible for other health insurance benefits at the expense of any other employer, the Company’s obligation to make these payments will cease immediately. You agree to notify the Vice President of Human Resources for the Company, in writing, immediately upon your acceptance of any employment that provides health insurance benefits. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

b) Stock Options and Stock Awards. Under the terms of the Company’s Equity Incentive Plan(s) (“Plans”) and your stock option grants, your vesting will cease as of the Termination Date, and your rights to exercise your vested shares will be as set forth in the Plans. In addition, you were granted certain Stock Awards to purchase shares of the Company’s common stock pursuant such Plans and Restricted Stock Agreement, dated October 10, 2002 (the “Stock Award”). Under the terms of the applicable Stock Plan and your Stock Award grant and this paragraph, vesting of your Stock Award will be extended to include the November 15, 2003 February 15, 2004; May 15, 2004 and August 15 2004 periods such that you will accelerate such vesting and as of November 15, 2003 you will have 154,723 shares of stock vested. You will not vest in any other Stock Awards or Stock Options or have any other accelerated vesting of Stock Awards or Options.

c) Company Laptop Computer. Subject to the proprietary information obligations specified below, you will be entitled to keep the Company’s laptop computer and docking station, Blackberry and cell phone that you are currently using. You will be responsible for the monthly fees and charges for such devices after the Termination Date.

d) Q3 2003 Company Bonus. Provided the Company pays a third quarter bonus, the Company will pay you your Q3 2003 quarterly bonus at the pay-out rate achieved under the Company’s current bonus plan (expected to be 50% pay-out of bonus eligibility). This payment will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.

You agree that you will be responsible for the payment of any and all applicable state, local and/or federal taxes related to any of the benefits granted to you in this Agreement (but not related to the Company’s revenue or income).

4. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, stock awards, stock options (including acceleration or vesting) or benefits after the Termination Date.

5. Expense Reimbursements. You agree that, within sixty (60) days of the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the Termination Date, you agree to return or destroy to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

7. Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

9. Non-disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10. Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you agree to execute the Employee Agreement and Release attached hereto as Exhibit A.

11. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and on the attached Employee Agreement and Release, which is part of this Agreement, and return the originals of both to me.

I wish you good luck in your future endeavors.

Sincerely,

CHORDIANT SOFTWARE, INC.

By:	/s/ Jack Moyer

Jack Moyer VP, Human Resources

Exhibit A—Employee Agreement and Release

AGREED:

/s/ Steve Vogel

Steve Vogel

EXHIBIT A

RELEASE AGREEMENT

In consideration of benefits I will receive under the Agreement, I hereby release, acquit and forever discharge Chordiant Software, Inc. (the “Company”), its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Agreement, including, but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership or equity interests in the Company, vacation pay, personal time off, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, any state or any local law, statute, common law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; attorneys’ fees under Title VII of the federal Civil Rights Act of 1964, as amended, or any other statute, agreement or source of law; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Equal Pay Act; the California Fair Employment and Housing Act, as amended; California Labor Code; tort law; contract law; or the law of wrongful discharge, discrimination, harassment, fraud, misrepresentation, defamation, libel, emotional distress, and breach of the implied covenant of good faith and fair dealing.

I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. I agree that in the event I bring a claim covered by this release in which I seek damages against the Company or in the event I seek to recover against the Company in any claim brought by a governmental agency on my behalf, this Agreement shall serve as a complete defense to such claims.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

Signature:	/s/ Steve G. Vogel

Name:	Steve G. Vogel

Effective Date:	10/21/03